SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
             of the Securities Exchange Act of 1934 (Amendment No. )


Filed by the registrant / /

Filed by a party other than the registrant /X/

Check the appropriate box:


         / /  Preliminary Proxy Statement
         / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)2))
         /X/  Definitive Proxy Statement
         / /  Definitive Additional Materials
         / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14(a)-12



                              United Capital Corp.
- - --------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)


                             Kenneth A. Schlesinger
- - --------------------------------------------------------------------------------
      (Name of Person(s) filing Proxy Statement, if other than Registrant)


         Payment of filing fee (check the appropriate box):

         /X/  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or
              14a- 6(i)(2) or Item 22(a)(2) of Schedule 14A.

         / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

         / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1)  Title of each class of securities to which transaction applies:

- - --------------------------------------------------------------------------------

         (2)  Aggregate number of securities to which transaction applies:

- - --------------------------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- - --------------------------------------------------------------------------------

         (4)  Proposed maximum aggregate value of transaction:

         (5)  Total fee paid:

         /X/  Fee paid previously with preliminary materials.

         / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)  Amount Previously Paid:

- - --------------------------------------------------------------------------------

         (2)  Form, Schedule or Registration Statement no.:

- - --------------------------------------------------------------------------------

         (3)  Filing Party:

- - --------------------------------------------------------------------------------

         (4)  Date Filed:

                              UNITED CAPITAL CORP.
                                 --------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 11, 1996
                                 --------------

To the Stockholders:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of UNITED CAPITAL CORP, a Delaware corporation (the "Company"), will be held at the offices of the Company, 9 Park Place, Great Neck, New York 11021, on June 11, 1996, at 10:00 A.M., Local Time, for the following purposes:

                    1. To elect four (4)  members of the Board of  Directors  to serve until the next annual meeting of stockholders and until their successors have been duly elected and qualified;

                    2. To provide performance criteria for the payment of bonuses to the Chief Executive Officer of the Company;

                    3. To ratify the  appointment of Arthur  Andersen LLP as the
               Company's independent auditors for the year ending December 31, 1996; and

                    4. To  transact  such  other  business  as may  properly  be brought before the Meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on May 10, 1996 as the record date for the Meeting. Only stockholders of record on the stock transfer books of the Company at the close of business on that date are entitled to notice of, and to vote at, the Meeting.

                                       By Order of the Board of Directors



                                       DENNIS S. ROSATELLI,
                                       Secretary


Dated: May 17, 1996



         WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, YOU ARE URGED TO FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE THAT IS PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                              UNITED CAPITAL CORP.
                                  9 PARK PLACE
                           GREAT NECK, NEW YORK 11021
                                ----------------

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS

                                  JUNE 11, 1996
                                ----------------

                                  INTRODUCTION

         This Proxy Statement is being furnished to stockholders by the Board of Directors of United Capital Corp., a Delaware corporation (the "Company"), in connection with the solicitation of the accompanying Proxy for use at the 1996 Annual Meeting of Stockholders of the Company (the "Meeting") to be held at the offices of the Company, 9 Park Place, Great Neck, New York 11021, on June 11, 1996, at 10:00 A.M., Local Time, or at any adjournment thereof.


         The principal executive offices of the Company are located at 9 Park Place, Great Neck, New York 11021. The approximate date on which this Proxy Statement and the accompanying Proxy will first be sent or given to stockholders is May 17, 1996.


                        RECORD DATE AND VOTING SECURITIES


         Only stockholders of record at the close of business on May 10, 1996, the record date (the "Record Date") for the Meeting, will be entitled to notice of, and to vote at, the Meeting and any adjournment thereof. As of the close of business on the Record Date, there were 5,546,079 outstanding shares of the Company's common stock, $.10 par value (the "Common Stock"). Each of such shares is entitled to one vote. There was no other class of voting securities of the Company outstanding on that date. All shares of Common Stock have equal voting rights. A majority of the outstanding shares of Common Stock present in person or by proxy is required for a quorum.


                                VOTING OF PROXIES

         Shares of Common Stock represented by Proxies, which are properly executed, duly returned and not revoked will be voted in accordance with the instructions contained therein. If no specification is indicated on the Proxy, the shares of Common Stock represented thereby will be voted (i) for the election as Directors of the persons who have been nominated by the Board of Directors, (ii) to provide performance criteria for the payment of bonus compensation to the Chief Executive Officer of the Company, (iii) for the ratification of the appointment of Arthur Andersen LLP as the Company's independent auditors for the year ending December 31, 1996 and (iv) for any other matter that may properly be brought before the Meeting in accordance with the judgment of the person or persons voting the Proxies.

         The execution of a Proxy will in no way affect a stockholder's right to attend the Meeting and vote in person. Any Proxy executed and returned by a stockholder may be revoked at any time thereafter if written notice of revocation is given to the Secretary of the Company prior to the vote to be taken at the Meeting, or by execution of a subsequent proxy which is presented to the Meeting, or if the stockholder attends the Meeting and votes by ballot, except as to any matter or matters upon which a vote shall have been cast pursuant to the authority conferred by such Proxy prior to such revocation. For purposes of determining the presence of a quorum for transacting business at the Meeting, abstentions and broker "non-votes" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares on a particular matter with respect to which the brokers or nominees do not have discretionary power) will be treated as shares that are present but which have not been voted.

         The cost of solicitation of the Proxies being solicited on behalf of the Board of Directors will be borne by the Company. In addition to the use of the mails, proxy solicitation may be made by telephone, telegraph and personal interview by officers, directors and employees of the Company. The Company will, upon request, reimburse brokerage houses and persons holding Common Stock in the names of their nominees for their reasonable expenses in sending soliciting material to their principals.

                               SECURITY OWNERSHIP

         The following table sets forth information concerning ownership of the Company's Common Stock, as of the Record Date, by each person known by the Company to be the beneficial owner of more than five percent of the Common Stock, each director, each executive officer, and nominee for election as a director and by all directors and executive officers of the Company as a group:

         Name and Address                Shares                Percentage
       Of Beneficial Owner         Beneficially Owned           of Class
- - ----------------------------       ----------------------      ----------


A.F. Petrocelli                     3,094,091(1)(2)               53.9%
9 Park Place
Great Neck, NY 11021

Beverly Petrocelli                    500,000(2)                   9.0%
c/o 9 Park Place
Great Neck, NY 11021

Dennis S. Rosatelli                    30,333(3)                    *
9 Park Place
Great Neck, NY 11021

         Name and Address                Shares                Percentage
       Of Beneficial Owner         Beneficially Owned           of Class
- - ----------------------------       ----------------------      ----------

Arnold S. Penner                       20,000(4)                     *
545 Madison Avenue
7th Floor
New York, NY 10022


Howard M. Lorber                       78,500(5)                   1.4%
70 E. Sunrise Highway
Valley Stream, NY 11581


Robert J. McInerney                          -                        -
9 Park Place
Great Neck, NY 11021

All executive officers and          3,222,924(1)(3)(4)            55.5%
directors as a group                         (5)
(5 persons)



- - --------------------

*Less than 1%

(1) Mr. Petrocelli owns directly 2,902,424 shares of Common Stock; presently exercisable options to purchase 25,000 shares of Common Stock at an exercise price of $5.00 per share; presently exercisable options to purchase 100,000 shares of Common Stock at an exercise price of $5.50 per share, and presently exercisable options to purchase 66,667 shares of Common Stock at an exercise price of $11.00 per share. Does not include shares held by the wife, adult children or the grandchildren of Mr. Petrocelli. Mr. Petrocelli disclaims beneficial ownership of the shares held by his wife, adult children and grandchildren.

(2) Beverly Petrocelli is the wife of Mr. Petrocelli. Mr. Petrocelli disclaims beneficial ownership of all shares held by Mrs. Petrocelli. Does not include shares held by the adult children or the grandchildren of Mrs. Petrocelli. Mrs. Petrocelli disclaims beneficial ownership of the shares held by her husband, adult children and grandchildren.

(3) Mr. Rosatelli owns directly 2,000 shares of Common Stock and holds presently exercisable options to purchase 5,000 shares of Common Stock at an exercise price of $5.00 per share; presently exercisable options to purchase 20,000 shares of Common Stock at an exercise price of $5.50 per share; and presently exercisable options to purchase 3,333 shares of Common Stock at an exercise price of $11.00 per share.

(4) Consists of presently exercisable options to purchase 20,000 shares of Common Stock at an exercise price of $5.50 per share.

(5) Includes 21,700 shares owned by Mr. Lorber's wife, 36,800 shares owned by the Howard M. Lorber Irrevocable Trust and presently exercisable options to purchase 20,000 shares of Common Stock at an exercise price of $5.50 per share. Mr. Lorber disclaims beneficial ownership of all shares owned by Mr. Lorber's wife and the Howard M. Lorber Irrevocable Trust.

                        PROPOSAL I--ELECTION OF DIRECTORS

NOMINEES

         Unless otherwise specified, all Proxies received will be voted in favor of the election of the persons named below as directors of the Company, to serve until the next Annual Meeting of Stockholders of the Company and until their successors shall be duly elected and qualified. Directors shall be elected by a plurality of the votes cast, in person or by proxy, at the Meeting. Abstentions from voting and broker nonvotes on the election of directors will have no effect since they will not represent votes cast at the Meeting for the purpose of electing directors. All nominees are currently directors of the Company and were elected at the last Annual Meeting of Stockholders. The terms of the current directors expire at the Meeting and when their successors are duly elected and qualified. Management has no reason to believe that any of the nominees will be unable or unwilling to serve as a director, if elected. Should any of the nominees not remain a candidate for election at the date of the Meeting, the Proxies will be voted in favor of those nominees who remain candidates and may be voted for substitute nominees selected by the Board of Directors. The names of the nominees and certain information concerning them are set forth below:


                                                                                                              First
                                                                                                              Year
                                                                                                              Became
         Name                                     Principal Occupation                     Age               Director
- - --------------------------               --------------------------------------          -------          --------------

A.F. Petrocelli                          Chairman of the Board,                             52                 1981
                                              President and Chief
                                              Executive Officer of the
                                              Company

Dennis S. Rosatelli                      Vice President, Chief                              48                 1991
                                              Financial Officer and
                                              Secretary of the Company

Arnold S. Penner                         Self employed real estate                          59                 1989
                                              investor and broker


Howard M. Lorber                         Chairman and Chief Executive Officer               47                 1991
                                              of Hallman & Lorber Associates, Inc.




         A.F. PETROCELLI, has been Chairman of the Board and Chief Executive Officer since December, 1987, President of the Company since June, 1991 and from June, 1983 to March, 1989 and a Director of the Company since June 1981. Mr. Petrocelli is a Director of Prime Hospitality Corp., a New York Stock Exchange listed company, and a Director of Nathan's Famous Inc. ("Nathan's").

         DENNIS S. ROSATELLI, has been a Director of the Company since January, 1991 and Vice President and Chief Financial Officer of the Company since March, 1989. He is a Certified Public Accountant, a member of the American Institute of Certified Public Accountants, a member of the New Jersey Society of Public Accountants, and has been a member of the New Jersey Society's Committee on Accounting and Audit Standards.

         ARNOLD S. PENNER, has been a Director of the Company since 1989 and has worked for more than the past five years as a private real estate investor and as a self-employed real estate broker in New York.

         HOWARD M. LORBER, has been a Director of the Company since May 1991. Mr. Lorber is the Chairman and Chief Executive Officer of Hallman & Lorber Associates, Inc., a consulting and actuarial firm for pension and profit sharing plans. Mr. Lorber is also President and Chief Operating Officer and a member of the Board of Directors of New Valley Corporation (formerly Western Union Corporation), as well as Chairman of the Board of Directors and Chief Executive Officer of Nathan's. Mr. Lorber is also a member of the Boards of Directors of Prime Hospitality Corp. and Alpine Lace Brands, Inc., and a Trustee of the Board of Long Island University. Since before 1991, Mr. Lorber has also been a general partner or shareholder of a corporate general partner of various limited partnerships organized to acquire and operate real estate properties. Several of these partnerships filed for protection under the federal bankruptcy laws in 1991.

OTHER EXECUTIVE OFFICERS


         Robert J. McInerney has been an Executive Vice President of the Company since June 1995 and President of its Dorne & Margolin subsidiary from August 1994 to June 1995. Prior thereto, Mr. McInerney was President of the Commercial Products Division of Arrow Electronics Inc. for more than five years.


RECOMMENDATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE
NOMINEES.

MEETINGS

         The Board of Directors held two meetings, during the year ended December 31, 1995. From time to time, the members of the Board of Directors act by unanimous written consent pursuant to the laws of the State of Delaware.

         The Company has a standing Audit Committee and a Compensation and Stock Option Committee whose members are Howard M. Lorber and Arnold S. Penner, the independent directors of the Company. The Audit Committee annually recommends to the Board of Directors, independent public accountants as auditors of the Company's books, records and accounts, reviews the scope of the audits performed by such auditors and the audit reports prepared by them, and reviews and monitors the Company's internal accounting procedures. The Compensation and Stock Option Committee, which was formed in December 1993, recommends to the Board of Directors compensation for the Company's key employees and administers the Company's 1988 Joint Incentive and Non- Qualified Stock Option Plan (the "Joint Plan") and the 1988 Incentive Stock Option Plan (the "Incentive Plan") and awards stock options thereunder.

         Directors of the Company who are not officers of the Company are entitled to receive compensation for serving as directors in the amount of $6,000 per annum and $500 per Board meeting and Committee meeting attended.

EXECUTIVE COMPENSATION

         The following table sets forth, for the Company's 1995 fiscal year, all compensation awarded to, earned by or paid to the chief executive officer ("CEO") and the other two most highly compensated executive officers of the Company other than the CEO who were executive officers of the Company during the fiscal year ended December 31, 1995 whose salary and bonus exceeded $100,000 (two individuals) with respect to the fiscal year ended December 31, 1995.


                                            SUMMARY COMPENSATION TABLE


                                                           Annual Compensation                       Long Term Compensation
                                            ---------------------------------------------       ------------------------------


                                                                                Other Annual                         All Other
       Name and Principal                                                       Compensation       Number of       Compensation
            Position                 Year        Salary($)         Bonus($)        ($)(1)           Options             ($)
- - -------------------------------    -------  -------------------   ----------   --------------   ---------------   -------------
A.F. Petrocelli,                     1995            $650,000        $700,000       ----               ----            ----
   Chairman of the                   1994             650,000         700,000       ----               ----            ----
   Board, President                  1993             650,000         700,000       ----              100,000          ----
   and Chief Executive
   Officer

Dennis S. Rosatelli,                 1995            $150,000          ----         ----               ----            ----
   Vice President and                1994             150,000         $60,000       ----               ----            ----
   Chief Financial                   1993             150,000          60,000       ----               5,000           ----
   Officer

Robert J. McInerney,                 1995            $180,000          ----         ----               ----            ----
  Executive Vice                     1994              ----            ----         ----               ----            ----
  President (2)                      1993              ----            ----         ----               ----            ----



(1) Perquisites and other personal benefits, securities or property to each executive officer did not exceed the lesser of $50,000 or 10% of such executive officer's salary and bonus.

(2) Mr. McInerney became Executive Vice President of the Company in June 1995. Prior thereto, he was employed by a subsidiary of the Company. All amounts shown reflect payments from the Company or from such subsidiary.

OPTION GRANTS DURING 1995 FISCAL YEAR

        The Company granted no options during the fiscal year ended December 31, 1995 to Messrs. Petrocelli, Rosatelli or McInerney.

FISCAL YEAR END OPTION VALUES

         No options were exercised by either Mr. Petrocelli or Mr. Rosatelli during the fiscal year-ended December 31, 1995. Mr. McInerney holds no options. The following table sets forth certain information regarding the options held by executive officers during the fiscal year-ended December 31, 1995 by each of Mr. Petrocelli and Mr. Rosatelli.

                                           FISCAL YEAR-END OPTION VALUES


                                        Number of Securities
                                       Underlying Unexercised
                                             Options at                   Value of Unexercised
                                         December 31, 1995                in-the-Money Options
Name                                Exercisable/Unexercisable            at December 31, 1995
- - ----                                            (#)                    Exercisable/Unexercisable ($)(1)
                                   -------------------------           --------------------------------
A.F. Petrocelli.............                191,667/                        $184,375/0
                                             33,333(2)
Dennis S. Rosatelli.........                 28,334/                          $36,875/0
                                              1,666(2)


- - ----------------

(1) Based on the closing price of a share of Common Stock ($6.875 as reported by the American Stock Exchange on December 29,1995.)

(2) The unexercisable options held by Messrs. Petrocelli and Rosatelli were not in the money at December 31, 1995.



EMPLOYEE RETIREMENT PLAN

         The Company, through one of its subsidiaries, has a noncontributory pension plan that covers the executive officers of the Company. The following table discloses estimated annual benefits payable upon retirement in specified compensation and years of service classifications, based on current limits set by the Internal Revenue Code of 1986, as amended.

                                      PROJECTED ANNUAL BENEFIT AT RETIREMENT

                                                              Years of Service
                        ---------------------------------------------------------------------------------------------

        Salary                  10               15             20             25             30             35
        ------         ----------------    ------------   ------------   ------------   ------------   ------------
$ 20,000...............       $1,750           $2,625         $3,500         $4,375         $5,250         $6,125
  30,000...............        3,250            4,875          6,500          8,125          9,750         11,375
  40,000...............        4,750            7,125          9,500         11,875         14,250         16,625
  50,000...............        6,250            9,375         12,500         15,625         18,750         21,875
  60,000...............        7,750           11,625         15,500         19,375         23,250         27,125
  70,000...............        9,250           13,875         18,500         23,125         27,750         32,375
  80,000...............       10,750           16,125         21,500         26,875         32,250         37,625
  90,000...............       12,250           18,375         24,500         30,625         36,750         42,875
 100,000...............       13,750           20,625         27,500         34,375         41,250         48,125
 150,000...............       21,250           31,875         42,500         53,125         63,750         74,375


         The Company did not make any contributions for the benefit of executive officers for the year ended December 31, 1995.

         The estimated credited years of service for each of the executive officers named in the Summary Compensation Table is as follows: A.F. Petrocelli eight years and Dennis S. Rosatelli seven years, respectively. Mr. McInerney has less than one year of credited service under the noncontributory pension plan.

         Subject to compensation limitations under the Employee Retirement Income Security Act of 1974, which was $150,000 in 1995, benefits are computed as follows: For each year of credited service after June 30, 1989, the sum of one percent (1%) of annual compensation, as defined, up to $25,000 plus one and one-half percent (1 1/2%) of annual compensation in excess of $25,000.

EMPLOYMENT CONTRACTS

         The Company has an employment contract with Mr. Petrocelli which provides for a base salary of $650,000 per annum plus a bonus as determined by the Board of Directors. In the event of a change of control of the Company as defined in the employment agreement, the Company shall pay Mr. Petrocelli a lump sum severance payment equal to three years salary and purchase outstanding options owned by Mr. Petrocelli. The employment agreement provides for successive one year terms unless either the Company or Mr. Petrocelli gives the other written notice that the employment agreement is terminated.

         Effective July 1, 1991, the Company entered into an employment agreement with Dennis S. Rosatelli which provides for a base salary of $125,000 per annum plus a bonus as determined by the Board of Directors. In January, 1993, the Board of Directors voted to increase Mr. Rosatelli's base salary to $150,000 for the year ended December 31, 1993.

STOCK OPTION AGREEMENTS

         On July 17, 1991 the Company entered into Stock Option Agreements with each of Howard M. Lorber, Arnold S. Penner and Dennis S. Rosatelli pursuant to which each of said individuals received presently exercisable five-year options to purchase 20,000 shares of Common Stock at an exercise price of $5.50 per share.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         A.F. Petrocelli serves on the Compensation Committee of Nathan's of which Mr. Howard Lorber is Chairman of the Board and Chief Executive Officer. Mr. Lorber is a member of the Compensation and Stock Option Committees of the Company. For information relating to transactions involving Messrs., Petrocelli and Lorber and the Company, see "Certain Relationships and Related Transactions."

           COMPENSATION AND STOCK OPTION COMMITTEE REPORT ON EXECUTIVE
                                  COMPENSATION

GENERAL

         The Compensation and Stock Option Committee determine the cash and other incentive compensation, if any, to be paid to the Company's executive officers and key employees. Messrs. Lorber and Penner, non-employee directors of the Company, serve as members of the Compensation and Stock Option Committee and are "disinterested directors" (within the meaning of Rule 16b-3 under the Act).

COMPENSATION PHILOSOPHY

         The Compensation and Stock Option Committee's executive compensation philosophy is to base management's pay, in part, to the achievement of the Company's annual and long-term performance goals by (a) setting levels of compensation designed to attract and hold superior executives in a highly competitive business environment, (b) providing incentive compensation that varies directly with the Company's financial performance and individual initiative and achievement contributions to such performance, (c) linking compensation to elements which effect the Company's annual and long-term performance, (d) evaluating the competitiveness of executive compensation programs based upon information drawn from a variety of sources, and (e)
establishing salary levels and bonuses intended to be consistent with competitive practice and level of responsibility, with salary increases and bonuses reflecting competitive trends, the overall financial performance of the Company, the performance of the individual executive and the contractual arrangements that may be in effect with the individual executive.


         Section 162(m) of the Code, prohibits a publicly held corporation, such as the Company, from claiming a deduction on its federal income tax return for compensation in excess of $1 million paid for a given fiscal year to the chief executive officer (or person acting in that capacity) at the close of the corporation's fiscal year and the four most highly compensated officers of the corporation, other than the chief executive officer, at the end of the corporation's fiscal year. The $1 million compensation deduction limitation does not apply to "performance-based compensation." The Company believes that any compensation received by executive officers in connection with the exercise of options granted under the Joint Plan and the Incentive Plan qualifies as "performance-based compensation." The Company will continue to review its compensatory criteria and plans and to assess the desirability of further revisions as the Internal Revenue Service begins to issue interpretations and competitive practices begin to emerge.

SALARIES

         Base salaries for the Company's executive officers are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for management talent, including a comparison of base salaries for comparable positions at comparable companies within the Company's industries. Annual salary adjustments are determined consistent with the Company's compensation policy by evaluating the competitive marketplace, the performance of the Company, the performance of the executive particularly with respect to the ability to manage growth of the Company, the length of the executive's service to the Company and any increased responsibilities assumed by the executive. The Company has an employment agreement with Mr. Rosatelli, which sets the base salary for such executive. Mr. McInerney's base salary is determined by the Compensation and Stock Option Committee in consultation with the Chairman of the Board, President and Chief Executive Officer of the Company.

ANNUAL BONUSES

         The Company from time to time considers the payment of bonuses to its executive officers although no formal plan currently exists. Bonuses would be determined based, first, upon the level of achievement by the Company of its strategic and operating goals and, second, upon the level of personal achievement by participants. The achievement of personal goals includes the actual performance of the Company for which the executive officer has responsibility as compared to the planned performance thereof, other individual contributions, the ability to manage and motivate reporting employees and the achievement of assigned projects. Bonuses are determined annually after the close of each fiscal year.

COMPENSATION OF CHIEF EXECUTIVE OFFICER


         Mr. Petrocelli's base salary of $650,000 is based upon the terms of his employment agreement and the factors described in the "Salaries" paragraph above. Mr. Petrocelli will receive the same base salary in 1996. Mr. Petrocelli received a bonus in 1996 of $700,000 for services rendered during the 1995 fiscal year. The Compensation and Stock Option Committee awarded the bonus due to (i) the increase in revenues of the Company's core businesses, (ii) total revenues of the Company and (iii) the additional duties imposed on Mr. Petrocelli relating to the dissolution of Kentile, Inc. The Compensation and Stock Option Committee has recommended that the stockholders approve a performance criteria which requires the Company to achieve at least $70,000,000 in total revenues in order for the Chief Executive Officer to be eligible to receive a bonus. This proposal is designed to qualify bonuses paid to the Chief Executive Officer as "performance based" for purposes of Section 162 of the Internal Revenue Code. See "Proposal II-- Criteria for Chief Executive Officer Bonus Compensation Performance."

         Compensation and Stock Option Committee:  Arnold S. Penner,  and Howard
M. Lorber.

         COMMON  STOCK  PERFORMANCE:  Set forth below is a graph  comparing  the total shareholder returns (assuming reinvestment of dividends, if any) of the Company, AMEX and a peer group ("The Peer Group") compiled by the Company consisting of publicly traded companies in industry segments corresponding to those in which the Company competes. The Peer Group, which includes the Company consists of the following companies: Base Ten Systems, Comtech
Telecommunications,   EDO   Corporation,   EQK  Realty   Investments,   Keystone
Consolidated Industries, Inc., Larizza Industries, Inc., Pacific Gateway Properties, Inc. and Watkins - Johnson Company.

         The Peer Group consolidation was done on a weighted average basis (market capitalization basis, adjusted at the end of each quarter). The graph assumes $100 invested on December 31, 1990, in the Company and each of the other indices.


                TOTAL RETURN TO STOCKHOLDERS REINVESTED DIVIDENDS




                                                 Return         Return          Return          Return           Return
             Company/Index Name                   1991           1992            1993            1994             1995
- - -----------------------------------           ------------   ------------   -------------   -------------    -------------
United Capital Corp.                              29.41         13.64          188.00            -5.56         -19.12
American Stock Exchange Ind.                      28.22          1.06           19.52            -9.11          26.42
Peer Group                                         1.11         23.01           54.92            -1.35          32.06



                                            Indexed/Cumulative Returns


                                           Base
                                          Period        Return        Return         Return         Return         Return
         Company/Index Name                1990          1991          1992           1993           1994           1995
- - ------------------------------------   -----------   -----------  ------------   ------------    ------------   ------------
United Capital Corp.                       100        129.41        147.06         423.53         400.00         323.53
American Stock Exchange                    100        128.22        129.57         154.86         140.75         177.93
Peer Group                                 100        101.11        124.37         192.68         190.09         251.03



PEER GROUP POPULATION

BASE TEN SYSTEMS           - CL A
COMTECH TELECOMMUN
EDO CORP
EQK REALTY INVESTORS I
KEYSTONE CONS INDUSTRIES INC
LARIZZA INDUSTRIES INC
PACIFIC GATEWAY PPTYS INC
UNITED CAPITAL CORP
WATKINS-JOHNSON


This total shareholders return model assumes reinvested dividends.

Prepared by Standard & Poor's Compustat, a division of McGraw-Hill, Inc.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The following sets forth the transactions involving the Company and its subsidiaries and its executive officers and/or Directors from January 1, 1995. Specific descriptions of these transactions are provided below.

         In  May  1995,  the  Company   participated  in  a  $4.5  million  loan
transaction secured by an assignment of a mortgage note covering a commercial office building in New York City. The Company advanced approximately $2.5 million in connection with this loan. The remaining amounts were advanced by the following: The Howard M. Lorber Irrevocable Trust, $500,000; Beverly Petrocelli, $1.45 million; and the balance by unrelated parties. The note bears interest at 14% per annum, payable monthly and matures in May 1996. The participants also received a commitment fee of 4% in connection with the loan. Upon maturity, the note can be extended for two six month periods, each in consideration of 2% of the outstanding balance and an additional eight month period in consideration of 3% of the outstanding balance. Arnold Penner is a shareholder of the borrower and also a guarantor of the note. Howard M. Lorber disclaims beneficial ownership of the participation interest held by the Trustees of the Howard M. Lorber Irrevocable Trust. A.F. Petrocelli disclaims beneficial interest of the participation interest held by his spouse.

         The Company's two hotel properties are managed by a publicly traded company for which A.F. Petrocelli and Howard M. Lorber are directors. Fees paid for the management of these properties is based upon a percentage of revenue and was approximately $120,000 for 1995. In addition, the Company has committed to loan this company $4 million over a six year period. This loan will be secured by a second mortgage on real property. No amounts have been advanced to date.

         In May 1994, the Company participated in a $2,650,000 loan transaction secured by a first mortgage covering a leasehold estate. The Company advanced $265,000 in connection with this loan. The remaining amount was advanced by a company in which Arnold Penner owns a substantial interest. The note bore interest at 15% per annum, payable monthly and was fully satisfied together with accrued interest in May 1995. In addition, the participants received a commitment fee of 3% on their advances from the borrower.

         In connection with the purchase of an interest in a real estate loan from Arnold Penner in 1992 the Company issued a Note in the amount of $198,000. The Note bore interest at 10% per annum and was fully satisfied in February 1995.

         During 1995 the Company advanced, in the aggregate, $415,000 to A.F. Petrocelli. These advances bore interest at the Company's borrowing rate under its revolving credit facility. All amounts advanced have been repaid together with accrued interest thereon.

         In  April,  1994,  the  Company   participated  in  a  $5,000,000  loan
transaction secured by a second mortgage covering a leasehold estate. Five Million Dollars was advanced including approximately $2,253,000 by the Company and the balance by Beverly Petrocelli ($1,000,000), the Howard M. Lorber Irrevocable Trust ($500,000), Arnold S. Penner ($250,000), Dennis Rosatelli ($50,000), officers of the Company ($39,000) and certain unrelated parties, including a former Director ($908,000). The note bore interest at 15% per annum, payable monthly and was fully satisfied together with accrued interest in February 1995. In addition, the participants received a commitment fee of 3% on their advances from the borrower. Howard M. Lorber disclaims beneficial ownership of the participation interest held by the Trustees of the Howard M. Lorber Irrevocable Trust and A.F. Petrocelli disclaims beneficial ownership of the participation interest held by his spouse.

         The Company has Indemnity Agreements with each director (individually each an "Indemnitee"), indemnifying each Indemnitee against the various legal risks and potential liabilities to which such individuals are subject due to their position with the Company, in order to induce and encourage highly experienced and capable persons such as the Indemnitees to continue to serve as directors of the Company.

             PROPOSAL II--CRITERIA FOR CHIEF EXECUTIVE OFFICER BONUS
                            COMPENSATION PERFORMANCE

         Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's Chief Executive Officer and the four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company's Compensation and Stock Option Committee has structured a formula, subject to stockholder approval, by which it believes all future bonuses payable to its Chief Executive Officer are in a manner that complies with the new statute. Under this formula, all bonuses to be paid to the Chief Executive Officer will be based on the total revenues of the Company. The Chief Executive Officer currently receives a base salary of $650,000 pursuant to the terms of his employment contract. In any year that the total revenues of the Company exceeds $70,000,000, the Chief Executive Officer will be entitled to receive a bonus of $700,000. The revenue criteria will be adjusted in the next four years by increases in the Consumer Price Index. The Compensation and Stock Option Committee will certify that the performance goals have been satisfied before payment of the bonus.


         The Board of Directors and the Compensation and Stock Option Committee recommend that stockholders vote in favor of this proposal. The Board of Directors and the Compensation and Stock Option Committee believe that the Chief Executive Officer of the Company should be awarded for the growth of the Company. The Board of Directors and the Compensation and Stock Option

Committee believe that if the Company were to meet the established target it would demonstrate the value that the Chief Executive Officer provides to the Company, particularly since several of the Company's core businesses are in industries which have had little or no growth over the last few years. The Board of Directors and the Compensation and Stock Option Committee expect these trends to continue for the foreseeable future, and consequently they believe that the bonus to the Chief Executive Officer should be awarded if the Company meets the prescribed revenue targets. The Company and the Compensation and Stock Option Committee will continue to review the performance goal to assess the desirability of further revisions as the Internal Revenue Service begins to issue interpretations and competitive practices begin to emerge.


RECOMMENDATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO PROVIDE CRITERIA FOR THE COMPENSATION PAYABLE TO THE CHIEF EXECUTIVE OFFICER.


                  PROPOSAL III--RATIFICATION OF APPOINTMENT OF
                              INDEPENDENT AUDITORS

         The Board of Directors appointed Arthur Andersen LLP, certified public accountants, as the Company's independent auditors for the year ending December 31, 1996. Although the selection of auditors does not require ratification, the Board of Directors has directed that the appointment of Arthur Andersen LLP be submitted to stockholders for ratification due to the significance of their appointment to the Company. If stockholders do not ratify the appointment of Arthur Andersen LLP, the Board of Directors will consider the appointment of other certified public accountants. The approval of the proposal to ratify the appointment of Arthur Andersen LLP requires the affirmative vote of a majority of the votes cast by all shareholders represented and entitled to vote thereon. An abstention, withholding of authority to vote or broker non-vote, therefore, will not have the same legal effect as an "against" vote and will not be counted in determining whether the proposal has received the required shareholder vote.

         The Company's auditors for the year ended December 31, 1995 were Arthur Andersen LLP.

RECOMMENDATION

         THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 1996.

                                  ANNUAL REPORT

         All stockholders of record as of the Record Date, have been sent, or are concurrently herewith being sent, a copy of the Company's 1995 Annual Report for the year ended December 31, 1995, which contains certified consolidated financial statements of the Company and its subsidiaries for the year ended December 31, 1995.

         ANY STOCKHOLDER OF THE COMPANY MAY OBTAIN WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1995 (WITHOUT EXHIBITS), AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, BY WRITING TO DENNIS S. ROSATELLI, VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY AT UNITED CAPITAL CORP., 9 PARK PLACE, GREAT NECK, NEW YORK 11021.

                              STOCKHOLDER PROPOSALS

         In order to be considered for inclusion in the proxy materials to be distributed in connection with the next Annual Meeting of Stockholders of the Company, stockholder proposals for such meeting must be submitted to the Company no later than January 24, 1997.

                                  OTHER MATTERS

         As of the date of this Proxy Statement, management knows of no matters other than those set forth herein which will be presented for consideration at the Meeting. If any other matter or matters are properly brought before the Meeting or any adjournment thereof, the persons named in the accompanying Proxy will have discretionary authority to vote, or otherwise act, with respect to such matters in accordance with their judgment.




                                                         Dennis S. Rosatelli
                                                         Secretary


May 17, 1996

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                              UNITED CAPITAL CORP.

                     Proxy -- Annual Meeting of Stockholders
                                  June 11, 1996

         The undersigned, a stockholder of United Capital Corp., a Delaware corporation (the "Company"), does hereby appoint A.F. Petrocelli and Dennis S. Rosatelli, and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the 1996 Annual Meeting of Stockholders of the Company to be held at the offices of the Company, 9 Park Place, Great Neck, New York 11021, on June 11, 1996, at 10:00 A.M., Local Time, or at any adjournment or adjournments thereof.

         The undersigned hereby instructs said proxies or their substitutes:

                  1. ELECTION OF DIRECTORS:

                    The election of the following directors: Howard M. Lorber, Arnold S. Penner, A.F. Petrocelli and Dennis S. Rosatelli to serve until the next annual meeting of stockholders and until their successors have been duly elected and qualified.

                                                TO WITHHOLD AUTHORITY
                                WITHHOLD        TO VOTE FOR ANY NOMINEE(S),
                  FOR ___        VOTE   ___     PRINT NAME(S) BELOW

                                                -------------------------

                  2.       BONUS CRITERIA:

                           To  approve  the  proposal  to  provide   performance
                           criteria for the payment of bonuses to the Chief Executive Officer.


                            ______  FOR   _____  AGAINST    _____  ABSTAIN

                  3.       RATIFICATION OF APPOINTMENT OF AUDITORS:

                           To ratify the appointment of Arthur Andersen LLP as the independent auditors of the Company for the year ending December 31, 1996.


                            ______  FOR   _____  AGAINST    _____  ABSTAIN


                  4. DISCRETIONARY AUTHORITY: To vote with discre-tionary authority with respect to all other matters which may come before the Meeting.

                  THIS PROXY WILL BE VOTED IN ACCORDANCE WITH ANY DIRECTIONS HEREINBEFORE GIVEN. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED TO ELECT DIRECTORS, TO PROVIDE PERFORMANCE CRITERIA FOR THE PAYMENT OF BONUSES TO THE CHIEF EXECUTIVE OFFICER AND TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT AUDITORS.


                  The undersigned hereby revokes any proxy or proxies heretofore given, and ratifies and confirms that all the proxies appointed hereby, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof. The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Statement, both dated May 17, 1996, and a copy of either the Company's Annual Report or Annual Report on Form 10-K for the year ended December 31, 1995.


Dated _______________________ 1996

_____________________________ (L.S.)